Exhibit 10.12

Dated 30 July 2010

between

HOUNDDOG TECHNOLOGY LIMITED, a Company incorporated under the Companies Acts and having a place of business at Douglas Court, West Henderson’s Wynd, Dundee, DD1 5BY, Scotland (“we”, “us”, “our” or “the Company”)

and

Alistair Forbes, residing at: 38A Albany Street, Edinburgh, EH1 3QH, Scotland

REQUIRED INFORMATION

Job Title	General Manager, GFI MAX

Salary per annum	£ 150,000 (Gross)

Bonus per annum	£ 20,000 (Gross) based on achievement of agreed targets

Date of Commencement of Employment	1 July 2010

Date of Commencement of Continuous Employment (only if different from the Date of Commencement of Employment noted above)

This Contract of Employment comprising this “Required Information” page together with the attached Schedule entitled “Terms and Conditions of Employment” annexed and subscribed as relative hereto is subscribed as follows:

Executed as a deed by HoundDog Technology Limited acting by Josef Calleja, a Director	SIGNED by the Employee

/s/ Josef Calleja	/s/ Alistair Forbes
Josef Calleja, Director	Alistair Forbes

Executed as a deed by HoundDog Technology Limited acting by Josef Calleja, a director, in the presence of:	In the presence of:

/s/ Fiona Ewins	/s/ S. J. Sibbald
SIGNATURE OF WITNESS	SIGNATURE OF WITNESS

Fiona Ewins	Sally Jacqueline Sibbald
NAME OF WITNESS	NAME OF WITNESS

6/124 The Strand	38a Albany St. Edinburgh

Gzira, Malta	EH1 3QH
ADDRESS OF WITNESS	ADDRESS OF WITNESS

HR Director	MD.
OCCUPATION OF WITNESS	OCCUPATION OF WITNESS

This is the Schedule referred to in the foregoing Agreement between you and HoundDog Technology Limited and it is part of the legally binding Agreement between us, as signed, witnessed and executed as a deed.  It sets out the terms and conditions of your employment by the Company and it includes the written statement of particulars of employment which the Company is required to give you under section 1 of the Employment Rights Act 1996 and therefore no separate written statement will be provided.

Schedule: Terms and Conditions of Employment

1                                         Job Title

The title of your job is described in the Required Information section of your contract of employment (“Required Information”).  In addition to your normal responsibilities, we may require you from time to time to carry out additional or other responsibilities as necessary to meet the needs of the business.

2                                         Commencement of Employment and Continuous Employment

Your employment by the Company began on the date shown in the Required Information section and your period of continuous employment also runs from the date shown. No employment with a previous employer counts as part of your period of continuous employment.

3                                         Place of Work

3.1                                 Your normal place of work will be Douglas Court, West Henderson’s Wynd, Dundee, DD1 5BY, Scotland. We may require you to work temporarily or permanently at any other place of business of ours, and/or one of our customers or clients, whether inside or outside the United Kingdom as the business may require. In the course of your employment you may also be required to make visits and attend training sessions and meetings throughout or outside the UK. The amount of travel required will vary from month to month and you will be required to be flexible and willing to work in different locations as is necessary to meet the needs of the business.

4                                         Expenses

We will reimburse all work related expenses reasonably and necessarily incurred by you in the proper performance of your work and in accordance with the company business expense policy. Work related expenses include all reasonable travel, accommodation, entertainment and other out-of-pocket expenses incurred on authorised Company business excluding any car parking or road traffic offence fines and subject to the production of such receipts or other evidence of expenditure as we may reasonably require.

5                                         Salary

5.1                                Your salary per annum has been set out in the Required Information and shall be payable in arrears by equal monthly instalments on the 26th of each month after any necessary deductions for income tax and national insurance and any other authorised deductions have been made.

5.2                                 It will be your responsibility throughout your employment to ensure that the HR Department is given the name of your current bank or building society, its sort code number and the number of your account.

6                                         Pension

A stakeholder pension scheme designated by the Company is available to join. subject to the rules of the scheme from time to time in force. The scheme is currently with Scottish Life and is administered by Verus, an Independent Financial Advisory firm. In addition, if you so request the Company will be entitled to deduct contributions from your salary for payment into the scheme on your behalf and in accordance with your instructions, subject to the rules of the scheme and any applicable HM Revenue & Customs limits from time to time in force. Full details of the stakeholder scheme are available from Bob MacDougall, Financial Controller, GFI MAX, e-mail: bmacdougall@gfi.com or phone 01382 309047

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7                                         Hours of Work

7.1                                 We are committed to complying with the provisions of the Working Time Regulations 1998 (“the Regulations”) which are designed to safeguard your health and safety and this Clause is drafted accordingly.

7.2                                 Your normal working hours are 09:00am and 5:00pm Monday to Friday inclusive, with an unpaid sixty minute break for lunch.  We recognise that flexibility is important to ensure that we are meeting the needs of the business and that as a result, you may from time to time be required to work outside these normal hours if we consider that business needs require it. Please note that the office is open between 08:00am and 6:00pm.

7.3                                 You acknowledge and agree that in accordance with Regulation 5 of the Working Time Regulations, the limit of maximum weekly working time set out in Regulation 4(1) of the Working Time Regulations shall not apply to you during your employment with us with the result that your weekly Working Time may exceed the 48 hour average. You acknowledge that you may withdraw your agreement in terms of this clause on giving to us not less than three month’s prior written notice of such withdrawal.

8                                         Holidays

8.1                                 Our holiday year runs from 1 January to 31 December and you are entitled to 28 days paid holiday inclusive of 8 Bank and Public Holidays.

8.2                                 If you are unable to take all the holidays to which you are entitled during a particular holiday year then you will be permitted to carry forward up to a maximum of 4 days holiday to the next holiday year to be used by the end of January. Otherwise any unused holiday entitlement will be lost and no payment in lieu of unused holiday entitlement will be made except on termination of the employment in accordance with Clause 8.5 below.

8.3                                 Whilst we will make every effort to accommodate you in fixing holiday dates this is subject to the needs of the business and therefore holiday dates should be agreed in advance. All holidays must be approved in writing by your most senior Line Manager.

8.4                                 In the holiday year in which your employment commences or terminates your holiday entitlement will be calculated on a pro rata basis for each complete month worked.

8.5                                 If you resign or are dismissed, except in cases of summary dismissal (i.e. when we are entitled to dismiss you without notice), one day’s pay shall be calculated as 1/260th of your annual basic salary and accordingly:-

(a)                                  If you have not taken your full accrued holiday entitlement, you will be paid for your accrued entitlement up to the date of termination of your employment. However we may require you to take any outstanding accrued holiday entitlement during your notice period; or

(b)                                 If you have taken more holidays than you are entitled to, you consent to and we are authorised to deduct the value of the days taken in excess of your accrued holiday entitlement from the final salary payment made to you.

8.6                                 If you are ill on any day or days previously booked or designated as paid holiday, such day or days may be sanctioned as sick leave by Human Resources and your Manager.

9                                         Sickness

9.1                                 If you are unable to attend work due to sickness or injury you should inform your Supervisor/Manager/Office Manager/HR Manager of your absence and reasons for it by 9 am on your first day of absence. If the absence is due to sickness or injury and causes the individual to be absent for up to 7 consecutive days then a self certificate form should be completed. The form is available from the Office

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Manager. A medical certificate signed by your doctor as to the reason for the absence and estimated duration of such absence must be handed in or sent to us if you are absent for any period of 7 consecutive days or more. Thereafter medical certificates should be provided to cover any continued absence.

9.2                                 Provided the notification requirements of Clause 9.1 above are followed, you will be paid sick leave by the Company according to the following terms:

(a)                                  First 8 days sick leave taken throughout the year (not necessarily consecutively) at your prorated base salary;

(b)                                 There after you may be eligible for statutory sick pay subject to qualifying conditions.

(c)                                  Employees are not entitled to paid sick leave in cases of self inflicted sickness such as sunburn, alcohol consumption or an injury caused by participation in an extreme sport.

9.3                                 In the unlikely event that this is required, we reserve the right to require you to visit at our expense a registered medical practitioner of our choice to be medically examined and assessed on your fitness and suitability for continued employment at any time during or after a period of absence on the grounds of sickness or injury. You agree to consent to such an examination, to co-operate fully in the doctor’s assessment and to authorise such medical practitioner to disclose to and discuss with us the results of any such examination in relation to the said sickness or injury. If you unreasonably refuse to undergo such an examination you may be subject to disciplinary action.

10                                  Confidentiality

10.1                           In this Agreement “Confidential Information” means all and any information about business plans, business methods, corporate plans, management systems, finances, maturing new business opportunities, research and development projects, concepts, ideas, new products, source code, software, software designs, sales statistics, marketing surveys and plans, sales techniques, costs, prices and discount structures, the names, addresses and contact details of users of our services, our customers and suppliers and parties working on our behalf (past or present) or potential users, customers, suppliers and parties (whether or not recorded in writing or on computer disk or tape or otherwise), which we treat as confidential together with any information of a confidential or proprietary nature belonging to our clients or third parties which is communicated to you in the course of your employment with us.

10.2                           You acknowledge that during the course of your employment you will have access to and be entrusted with Confidential Information.

10.3                           You agree that you shall not (except in the proper course of your duties) during or after the period of your employment, communicate or divulge to any person whatsoever or exploit or otherwise make use of (and shall use your best endeavours to prevent the publication or disclosure of) any Confidential Information.

10.4                           All notes and memoranda of any Confidential Information (both originals and copies) which shall be acquired, received, or made by you during the course of your employment is our property and shall be surrendered by you to us at the termination of your employment, or at our request, during the course of your employment.

10.5                           In the event that any of the said restrictions shall be held void, but would be valid if part of the wording thereof were deleted, such restrictions shall apply with such deletion as may be necessary to make it or them valid and effective.

10.6                           The obligations contained in this Clause 10 shall continue to apply after termination of your employment without limit of time but shall cease to apply to information or knowledge which comes into the public domain otherwise than by your own fault.

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11                                  Intellectual Property

11.1                           For the purposes of this clause the following definitions will apply:-

11.1.1                  “Intellectual Property Rights” means all patents, trade marks, designs, and copyright, topography rights, rights in computer software, rights in databases and other protectable lists of information, rights in Confidential Information, rights in know-how, trade and business names, domain names, and rights in the Inventions, in each case whether registered or unregistered and applications (or rights to apply) for any of the foregoing, and renewals and extensions of such rights and any rights or forms of protection of a similar nature and having equivalent or similar effect to any of them which may subsist anywhere in the world.

11.1.2                  “Inventions” means all inventions, new ideas, methods, processes, concepts, software, designs, drawings, technical know how, computer techniques, programs, systems, trade secrets, discoveries. improvements, modifications or developments, in each case whether or not patentable, and whether or not recorded in any medium.

11.1.3                  “Employment Inventions” means any and all Inventions created, developed, conceived or made by you alone or with others or otherwise arising in the course of your employment (whether or not during working hours or using our premises or resources).

11.1.4                  “Employment IPR” means all Intellectual Property Rights created, developed, conceived or made by you alone or with others or otherwise arising in the course of your employment (whether or not during working hours or using our premises or resources).

11.2                           You hereby agree to:-

11.2.1                  promptly notify and disclose to us in writing, on their creation, full details of all Employment Inventions and Employment IPR;

11.2.2                  provide full written details and all explanations and demonstrations as we may reasonably request to enable us to fully understand, use, produce and protect Employment Inventions;

11.2.3                  at our request and in any event on the termination or expiry of your employment for any reason to give to us all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment Inventions and Employment IPR which are in your possession, custody or control;

11.2.4                  not apply for the registration of any Employment IPR nor attempt to patent any Employment Invention unless expressly requested to do so by us; and

11.2.5                  keep confidential all Employment Inventions and Employment IPR unless we have consented in writing to the disclosure of such by you.

11.3                          All Employment IPR and all Intellectual Property Rights subsisting (or which may in the future subsist) in the Employment Inventions will be and will remain at all times our exclusive property and will vest in us at the time they are first created.

11.4                           In the event and to the extent that any of the Employment IPR are deemed for any reason not to vest in us in terms of this Clause 111 then you shall hold them in trust for us until such time as they are fully vested in us.

11.5                           To the extent that any Employment IPR (other than patents), do not belong to us, to the fullest extent permitted by law, you assign to us by way of present assignment of future rights, your whole right, title and interest in and to all such Employment IPR.

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11.6                           You hereby waive all of your present and future moral rights (as defined in the Copyright, Designs and Patents Act 1988) which may arise in respect of the Inventions, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPR and you hereby agree not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

11.7                           You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this Clause 11.7. This Clause is without prejudice to your rights under the Patents Act 1977.

11.8                           You undertake to render all reasonable assistance to us, to execute all documents and do or procure the doing of all such acts both during and after your employment by us, as may in our opinion, be necessary or desirable to vest the Employment IPR in us and to enable us to fully exercise our rights as owners of such rights (including without limitation, to enable us to apply for, register and renew these rights in our name with any competent authority anywhere in the world and to protect and maintain them). Such documents may, at our request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPR. We agree to reimburse your reasonable expenses of complying with this Clause 11.8.

11.9                           You agree to give all necessary assistance to us to enable us to enforce our Employment IPR against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Employment IPR, where appropriate throughout the world, and for the full term of those rights.

11.10                     You hereby irrevocably grant to us a power of attorney to sign any and all such documents to give effect to this Clause 111.

11.11                     For the avoidance of doubt, You may provide services to third parties when you are an employee but outside the course of your employment, and only when doing so does not knowingly cause a detriment to us and is not contrary to the provisions of this Agreement. We will not in any event permit you to deliver services during your employment that are restricted after the termination of your employment.

11.12                     You recognise and acknowledge that a breach of clause 11.11 above will cause us substantial damage and you will pay us, by way of liquidated damages and not by way of penalty. a sum equal to the current annual fees of the individual and/or organisation concerned.

11.13                     Subject to you complying with the provisions of clause 11.11 above, any Inventions and Intellectual Property Rights subsisting in those inventions created by you outside the course of your employment when you are providing services independently shall belong to you and will be and will remain at all times your property.

12                                  Restrictive Covenants

12.1                           For the purposes of this Clause the following words and expressions shall have the following meanings:-

12.1.1                  “Business” means our business or the businesses of the Company in or with which you have been involved or concerned namely software development at any time during the period of 12 months.

12.1.2                  “Competitive Business” means any business or activity in competition with or similar to the Relevant Goods or Services carried on by us at the Termination Date or during the Relevant Period and in particular. but without prejudice to the foregoing generality, competitive business carried out by the following companies or any associated company of such a company or to any person, firm, company or other organisation trading under the same or a similar name to any of the names noted below:

Kaseya

N-Able

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Labtech

Centra Stage

Level Platforms

Go To MSP

logMeln

GoToAssist

Zenith

Bomgar

Microsoft System Centre Essentials

Seismic (Ingram Micro)

IT Control Suite

Capitaris

Equisys

Clearswift

SmartLine

Sybari

Trend Micro

Websense

NetIQ

ActiveXperts Software

eEye Digital Security

Shavlik Technologies

McAfee

Symantec

and EventSentry whether such company, person, firm or other organisation continues to hold or trade with the same name or a changed name or suffers a change in the person or entity who controls such company, person, firm or organisation.

12.1.3                  “directly or indirectly” means you acting either alone and on your own behalf or jointly with or on behalf of any other person, firm or company, whether as principal, partner, manager, employee, contractor, director, consultant, investor or otherwise.

12.1.4                  “Key Personnel” means any person who is at the Termination Date or was at any time during the period of 12 months prior to the Termination Date employed or engaged as a consultant in the Business in an executive or senior managerial capacity and with whom you have had dealings other than in a de minimis way during the course of your employment.

12.1.5                  “Prospective Customer/Client” means any person, firm or company which has been engaged in negotiations with us, with which you have been personally involved, with a view to purchasing goods and services from us during the period of 6 months prior to the Termination Date.

12.1.6                  “Relevant Area” means world wide.

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12.1.7                  “Relevant Customer/Client” means any person, firm or company which at any time during the 12 months prior to the Termination Date was a customer/client of ours, with whom or which you dealt directly other than in a de minimis way or for whom or which you were responsible on our behalf at any time during the said period.

12.1.8                  “Relevant Goods and Services” means the business carried on by us at the Termination Date and namely the development, provision, sale and support of network and internet security and fax communication software tools or any goods and services competitive with those supplied by us at any time during the 12 months prior to the Termination Date in the supply of which you were directly involved or concerned at any time during the said period.

12.1.9                  “Relevant Period” means the period of the Employment and the period of 18 months from the Termination Date, except that any period of garden leave served by you pursuant to Clause 19 shall reduce the Relevant Period accordingly.

12.1.10            “Relevant Supplier” means any person, firm or company which at any time during the 12 months prior to the Termination Date was a supplier of any goods or services to us (other than utilities and goods or services supplied for administrative purposes) and with whom or which you had personal dealings during your Employment other than in a de minimis way.

12.1.11            “Termination Date” means the date on which the Employment shall terminate.

12.2                           Without prejudice to Clause 133 (non-involvement in any other business or undertaking) you shall not without our prior written consent directly or indirectly at any time within the Relevant Period engage or be concerned or interested in any business within the Relevant Area which is a Competing Business or which (a) competes or (b) will at any time during the Relevant Period compete with the Business. Nothing in this sub-clause shall prevent you from being or becoming a Minority Holder provided that you disclose this to us.

12.3                           You shall not without our prior written consent directly or indirectly at any time within the Relevant Period:

12.3.1                  solicit the custom of: or

12.3.2                  facilitate the solicitation of; or

12.3.3                  deal with

any Relevant Customer/Client in respect of any Relevant Goods and Services; or

12.3.4                  solicit the custom of; or

12.3.5                  facilitate the solicitation of; or

12.3.6                  deal with

any Prospective Customer/Client in respect of any Relevant Goods and Services; or

12.3.7                  interfere; or

12.3.8                  endeavour to interfere

with the continuance of supplies to us (or the terms relating to those supplies) by any Relevant Supplier.

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12.4                           You shall not without our prior written consent directly or indirectly at any time during the Relevant Period:

12.4.1                  entice away from us; or

12.4.2                  endeavour to entice away from us

any Key Personnel.

12.5                           You shall not without our prior written consent directly or indirectly at any time during the Relevant Period:-

12.5.1                  employ or engage; or

12.5.2                  endeavour to employ or engage

any Key Personnel

12.6                           You acknowledge (having taken appropriate legal advice) that the provisions of this Clause are fair, reasonable and necessary to protect the goodwill and interests of the Company (“the Interests”). Whilst the provisions of this Clause 122 have been framed with a view to ensuring that the Interests are adequately protected taking account of our legitimate expectations of the future development of the business, you acknowledge that the business may change over time and as a result it may become necessary to amend the provisions of this Clause 122 in order to ensure that the Interests remain adequately protected. You, therefore, agree that we shall be entitled to amend the provisions of this Clause 122 in accordance with Clause 12.7 below in order to protect the Interests.

12.7                           In order to amend the provisions of this Clause 12, we shall notify you in writing of why we believe it is necessary to amend Clause 122 and the amendments which we propose. You shall then have a period of 14 calendar days in which to put forward any objections which you might have to the proposed amendments. In the event that you do not put forward any such objections, then this Clause 122 shall take effect with the proposed amendments on the expiry of the 14 day period. In the event that you do put forward objections, we shall endeavour to accommodate them and to agree the amendments with you (insofar as they are reasonable and where reasonably possible given our overriding objective must be to ensure adequate protection of the Interests). We shall then, having considered your objections, serve a further written notice on you informing you of the final amendments to this Clause 122 which will thereafter take immediate effect.

12.8                           You acknowledge that the provisions of this Clause 122 shall constitute severable undertakings given to the Company and the said undertakings may be enforced by us.

12.9                           If any of the restrictions or obligations contained in this Clause 122 is held not to be valid on the basis that it exceeds what is reasonable for the protection of the goodwill and interests of the Company but would be valid if part of the wording were deleted then such restrictions or obligations shall apply with such deletions as may be necessary to make it enforceable.

12.10                    You acknowledge and agree that you shall be obliged to draw the provisions of this Clause 122 to the attention of any third party who may at any time before or after the termination of your Employment offers to employ or engage you in any capacity and for whom or with whom you intend to work during the Relevant Period.

12.11                     You shall, at our request and cost, enter into a direct agreement or undertaking with any other Group Company to which you provide services whereby you will accept restrictions corresponding to the restrictions in this Clause (or such of them as may be appropriate in the circumstances) as we may require in the circumstances.

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13                                  Other Employment / Outside Business Interests

13.1                           During your employment with us, you must not, without our agreement, be involved, engaged, concerned or interested either directly or indirectly in any other business or undertaking or any other regular work (whether paid or unpaid) whatsoever which might interfere with the performance of your duties or cause you a conflict of interest. Should you wish to accept an outside appointment or take up additional employment you must first obtain our consent unless such activities relate to a charitable, social or sports club or venture.

13.2                           You warrant that by virtue of entering into this Contract of Employment you will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party binding upon you.

14                                  Termination of Employment

14.1                           Notice of Termination

14.1.1                  Your employment may be terminated by either you or by us giving the other party six months’ prior notice in writing.

14.1.2                  The periods of notice set out in Clause 14.1.1 above may be at our discretion having regard to the circumstances of the case and to what is reasonable. Variation of notice entitlement will be with the consent of both parties.

14.2                           Payment in Lieu of Notice

14.2.1                  You agree that we may, at our sole discretion, make a payment of salary in lieu of all or any part of your entitlement to notice.

14.2.2                  You will be paid a sum equal to your basic salary excluding any overtime benefit, bonus or benefits in kind for the period of your notice entitlement for which you are being paid in lieu and the payment will be subject to deductions for tax and national insurance at source as required by law and to any other deductions.

15                                  Summary Dismissal

15.1                           For the avoidance of doubt, nothing in Clause 144 prevents us from terminating your employment summarily or otherwise in the event of any serious breach by you of the terms of your employment or in the event of any act or acts of gross misconduct or gross incompetence by you.

15.2                           The Company is entitled to terminate your employment without notice or payment in lieu of notice in any of the following circumstances:-

15.2.1                  you are guilty of gross misconduct. For the purposes of this Clause gross misconduct includes but is not limited to:

(a)                                  theft or fraud;

(b)                                 physical violence or bullying;

(c)                                  deliberate and serious damage to property (whether belonging to the Company or a third party);

(d)                                 serious misuse of the Company’s property or name;

(e)                                  deliberately accessing internet sites containing pornographic, offensive or obscene

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material;

(f)                                    serious insubordination;

(g)                                 unlawful discrimination or harassment;

(h)                                 bringing the Company into serious disrepute;

(i)                                     serious incapability at work brought on by alcohol or illegal drugs;

(j)                                     causing loss, damage or injury through serious negligence;

(k)                                  a serious breach of health and safety rules; and

(l)                                     a serious breach of confidence.

15.2.2                  you commit a serious breach of any terms or conditions of this Agreement (whether that term or condition specifically refers to the right of summary dismissal under this Clause or not);

15.2.3                  you repeat or continue any breach of this Agreement the cumulative effect of which, in our reasonable opinion, constitutes a serious breach; or

15.2.4                  you are convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a fine or a non-custodial sentence is imposed) which might reasonably be thought to adversely affect the performance of your duties.

16                                  Suspension

16.1                           In order to investigate a complaint against you and/or during the course of a disciplinary process to which you are subject. we have the right to suspend you on full pay for so long as may be necessary to carry out a proper investigation and hold a disciplinary hearing.

16.2                           During any such period of suspension:-

16.2.1                  We are under no obligation to provide you with any work;

16.2.2                  you may be required to stay away from our premises and to have no contact with any of our employees, officers, customers, clients, agents or suppliers of the Company (except to the extent that such contact is necessary to enable you to investigate or defend any disciplinary charges, grievances or legal proceedings brought against you); and

16.2.3                  you will continue to be bound by all of your obligations under this Agreement insofar as they are compatible with you being suspended including your duty to us of good faith and your obligations under Clause 18 (return of company property), Clause 122 (restrictive covenants), Clause 111 (intellectual property) and Clause 100 (confidentiality).

17                                  Retirement

17.1                           The normal retirement age is 65. We will inform you in writing of your intended retirement date at some point between 6 months to a year before the intended retirement date in order to allow you to plan for their retirement.

17.2                           You will then have the right to request in writing to continue to work beyond your intended retirement date and therefore after your 65th birthday. You must make this request more than 6 weeks before your intended retirement date.

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18                                  Return of Company Property

18.1                           Upon termination of your employment (or earlier if requested) you shall immediately on request return to us all property belonging to us including (but not limited to) all Confidential Information, motor vehicles, keys, credit cards, phones, computer equipment, computer software, disks, documents, information, files, customer records, lists, books, records, literature, products and work products, all copies and originals, however recorded and whether retained electronically, on paper or otherwise.

19                                  Garden Leave

19.1                           If either of us serves notice on the other to terminate your employment, we may require you to take ‘garden leave’ for all or part of the remaining period of your employment.

19.2                           If you are asked to take garden leave we may require you to stop performing your job and/or exclude you from entering our premises and/or assign you other duties in place of your normal job duties.

19.3                           During any such period you will continue to receive your full salary and benefits but there is no duty upon us to provide you with work.

19.4                           We may appoint someone else to perform your duties under this Agreement whether on a permanent or temporary basis.

19.5                           The implied duties of trust and confidence will continue to apply during any such period of garden leave and you will not be permitted to work for another employer.

19.6                           You acknowledge and agree that to the extent we meet our obligations to pay you in accordance with this clause you have no right to work elsewhere during any period of garden leave.

20                                  Disciplinary and Grievance Procedures

Our disciplinary rules and grievance procedures from time to time in force are applicable to your employment. These rules and procedures can be found in the Disciplinary and Grievance Policies which are a part of the Company Employee Handbook. These policies are not contractual and they can be amended from time to time as required. Copies of these policies are also available from the Human Resources Department.

21                                  Health and Safety at Work

We will take all reasonably practicable steps to ensure your health safety and welfare while at work. You must familiarise yourself with our Health and Safety Policy and its Safety and Fire rules. These policies are not contractual and they can be amended from time to time as required. It is also your legal duty to take care for your own health and safety and that of your colleagues.

22                                  Equal Opportunities

In order that we may maintain a positive work environment for all employees, you are required to familiarise yourself with and adhere to our Equal Opportunity Policy and our Bullying and Harassment Policy from time to time in force. These policies are not contractual and they can be amended from time to time as required. We view very seriously any conduct which may amount to harassment or discrimination and may consider this to be gross misconduct which could result in summary dismissal.

23                                  Collective Agreements

There are no Collective Agreements pertaining to your employment with us.

Employee’s Initials	/s/ CAF

GFI Signatory’s Initials	/s/ JC

24                                  Computers

While working for us, you will be authorised to gain access to certain computer systems, programs and data. You must not attempt, alone or with others, to gain access to data or programs to which you have not been authorised to gain access. Your use of our Internet and e-mail system will be governed by the Internet and E-mail Use Policy from time to time in force. You accept that we may monitor the use of our e-mail and internet systems in accordance with this Policy. This Policy is not contractual and it can be amended from time to time as required. Copies of this Policy are available from the Human Resources Department.

25                                  Data Protection

25.1                           You acknowledge and expressly agree that:-

(a)                                  We are permitted to hold Personal Data about you as part of our personnel and other business records, including any Sensitive Personal Data such as information relating to your trade union membership or activities (including check-off), your racial or ethnic origin, your sexual life, your political opinions, religious beliefs or other beliefs of a similar nature, your physical or mental health, as evidenced in self-certification forms, medical certificates, sickness records, medical reports or health assessments or any information relating to any criminal convictions or criminal charges or allegations made against you;

(b)                                 We may collect and disclose your Personal Data (including Sensitive Personal Data) from time to time to and from third parties including our insurers, bankers, legal, medical and other professional advisers, your own pension provider or any potential purchaser of the Company;

(c)                                  We may transfer your Personal Data (including Sensitive Personal Data) to our offices and clients outside the United Kingdom to countries which do not provide the same level of data protection as the UK. If we do make such a transfer, we or they will, if appropriate, put a contract in place to ensure that your Personal Data is protected; and

(d)                                 We may use such Personal Data in the course of our business where in our view it is required for the proper conduct of our business.

25.2                           This clause applies to Personal Data held, used or disclosed in any medium.

26                                  Deductions

For the purposes of the Employment Rights Act 1996, sections 13-27, you hereby authorise us to deduct from your salary and/or any other sums due under this Contract of Employment any sums due from you to us including, without limitation, any overpayments, loans or advances made to you by us, the cost of repairing any damage or loss to our property caused by you and any losses suffered by us as a result of any negligence or breach of duty by you. In addition you will at all times pay to us upon demand any sums which you owe us. This provision does not affect our right to recover from you any sums or balance of sums owed to us by taking legal proceedings.

27                                 General

27.1                           We reserve the right to make reasonable changes to any of your terms and conditions of employment and will notify you in writing of such changes at the earliest opportunity and, in any event, within one week before such changes are to take effect.

27.2                           The Contract of Employment is intended to serve as a statement in compliance with the provisions of Section 1, Employment Rights Act 1996. The Contract and Schedule set out the entire agreement and understanding of the parties and replaces any previous contracts of employment between the parties (which shall be deemed to have been terminated by mutual consent).

Employee’s Initials	/s/ CAF

GFI Signatory’s Initials	/s/ JC

27.3                           Where there is a conflict in terms between the employment contract and the Intellectual Property Assignment dated June 17 2009 or the Non-compete Agreement dated June 23 2009, these prior agreements shall prevail.

27.4                           Termination of this contract of employment shall not affect any provisions which are intended to operate after termination.

27.5                           Each clause and sub-clause of this contract is separate and severable from the remaining provisions and enforceable accordingly. If any provision of this contract shall be unenforceable for any reason but would be enforceable if part of the wording thereof were deleted, it shall apply with such deletions as may be necessary to make it enforceable

27.6                           The validity construction and performance of this Agreement shall be governed by the Law of England (and the parties hereby submit to the non-exclusive jurisdiction of the English Courts).

27.7                           Any notice to be given by a party under this Agreement must be in writing and must be given by delivery at or sending by first class post (or facsimile if the recipient has a facsimile number). Notices to us should be addressed to our registered office. Notice to you shall be sent to your last-known home address or sent to your facsimile number (if any) at your last known home address as the case may be to the last known postal address or relevant telecommunications number of the other party.

27.8                           A notice shall be deemed to have been served at the time of delivery if delivered by hand or courier, 2 clear days after the time of posting if sent by first class post and at the time of completion of transmission by sender if sent by facsimile.

Employee’s Initials	/s/ CAF

GFI Signatory’s Initials	/s/ JC